Exhibit 99.1


Monterey Gourmet Foods, Inc. Announces $12.5 Million Private Placement Financing Tuesday June 13, 2006

SALINAS, CA--(MARKET WIRE)--June 13, 2006 -- Monterey Gourmet Foods (NASDAQ:
PSTA) today announced that it has entered into definitive agreements with institutional investors for the private placement of approximately 2,174,000 shares of Monterey Gourmet Foods common stock at a price of $5.75 per share for gross proceeds of approximately $12.5 million, before payment of placement agent commissions and other offering expenses. The financing is expected to close the week of June 26, 2006.

As part of the transaction, investors will receive warrants to purchase approximately 652,000 additional shares at an exercise price of $7.50 per share. The warrants will remain exercisable for a period of five years from the closing of the financing. The warrants will be subject to call at the option of the Company after 18 months, if among other things, the registration statement is effective and the volume weighted average trading price of the Company's common stock is $15 or higher for 20 consecutive trading days.

Scott Wheeler, Monterey's Chief Financial Officer, commented on the agreements stating: "The Company intends to use the proceeds of the private placement for the retirement of its short-term and long-term debt, for expansion of capital, and for anticipated increases in working capital. This placement improves the strength of our balance sheet, eliminates interest expense, which continues to increase with every interest rate hike, and positions the Company for short-term and long-term growth either through internal operations or otherwise".

The securities to be issued by Monterey Gourmet Foods in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. Monterey Gourmet Foods has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issued in the private placement, as well as the shares of common stock issuable upon the exercise of the warrants issued in the private placement.

Because the agreement requires certain obligations be met before closing, there can be no assurances that the transactions contemplated by the Securities Purchase Agreement and described herein will close on the terms described herein, if at all.

This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale, would be unlawful prior to the registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements concerning the effect of Monterey Gourmet Foods' corporate acquisitions and product innovations on projected sales for future periods, including without limitation statements including such terms as "intends to use," "eliminates", "accretive to earnings," and "positions the Company." These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Monterey Gourmet Foods' actual results to differ from such forward-looking statements are the following: (i) a significant reduction of sales to two major customers
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currently comprising a majority of total revenues, (ii) the retention of newly acquired customers including achieving volume projections for these new customers, (iii) the Company's ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, (iv) the timely and cost-effective introduction of new products in the coming months, (vi) retention of key personnel and retention of key management,
(vii) the risks inherent in food production, (viii) intense competition in the market in which the Monterey Gourmet competes and (ix) Monterey Gourmet's ability to source competitively priced raw materials to achieve historical operating margins. In addition, Monterey Gourmet's results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where Monterey Gourmet competes.

Monterey Gourmet has provided additional information regarding risks associated with the business in its Annual Report on Form 10-K for calendar year 2005. Monterey Gourmet Foods undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California, its organic food production facility in Eugene, Oregon and its recently acquired facility in Seattle, Washington. Monterey Gourmet Foods has national distribution of its products in over 10,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.


For more information about Monterey Gourmet Foods, visit
www.MontereyGourmetFoods.com.
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CONTACT:          Monterey Gourmet Foods
                  1528 Moffett Street, Salinas, CA 93905
                  831-753-6262
                  Jim Williams, CEO jimw@montereygourmetfoods.com
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                  Scott Wheeler, CFO scottw@montereygourmetfoods.com
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